UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D)

of the Securities Exchange Act Of 1934

Date of report (Date of earliest event reported):
March 11, 2016

Bank of Commerce Holdings

(Exact name of registrant as specified in its charter)

California

(State or other jurisdiction of incorporation)

000-25135	94-2823865
(Commission File Number)	IRS Employer Identification No.

1901 Churn Creek Road
Redding, California 96002
(Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: (530) 722-3939

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 2.01           Completion of Acquisition or Disposition of Assets.

On March 11, 2016, Redding Bank of Commerce (“RBC”), Redding, California, a wholly owned subsidiary of Bank of Commerce Holdings (“BOCH”), completed the acquisition from Bank of America, National Association of five bank branches located in Colusa, Corning, Orland, Willows, and Yreka California. RBC estimates that it acquired approximately $149.0 million of deposits and purchased $129 thousand in loans in the transaction.

Conversion of the five branches occurred after close of business on Friday, March 11, 2016, and the branches opened as RBC branches on Monday, March 14, 2016.

For more information regarding the transaction, reference is made to the press release dated March 14, 2016, which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 8.01           Other Events.

In connection with the acquisition, RBC announced it intends to utilize liquidity provided by the acquisition to redeem approximately $17.5 million of brokered time deposits and to repay a Federal Home Loan Bank of San Francisco (“FHLB”) variable rate advance (the “Advance”) in the amount of $75.0 million. The Advance is currently hedged by an interest rate swap which will be cancelled concurrent with the Advance repayment, resulting in a pretax charge of approximately $2.3 million.

Item 9.01           Financial Statements and Exhibits.

(d) Exhibits.

99.1     Press Release, dated March 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 14, 2016
/s/ James A. Sundquist
By: James A. Sundquist
Executive Vice President - Chief Financial Officer